Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Statements and Experts" and “Financial Highlights” in the Prospectus/Proxy Statement and to the incorporation by reference in this Registration Statement on Form N-14 of our report dated March 26, 2015 on the financial statements and financial highlights of Dreyfus Cash Management (the “Fund”) included in the Fund’s annual report for the fiscal year ended January 31, 2015.

/s/ ERNST & YOUNG LLP

New York, New York
March 26, 2015